Exhibit 5.1

November 1, 2019

Delcath Systems, Inc.
1633 Broadway, Suite 22C
New York, New York 10019

Re: Delcath Systems, Inc. Registration Statement on Form S-1
(File No. 333-233396)

Ladies and Gentlemen:

McCarter & English, LLP Four Gateway Center 100 Mulberry Street Newark, NJ 07102 T. 973.622.4444 F. 973.624.7070 www.mccarter.com	We have acted as counsel to Delcath Systems, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the United States Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (File No. 333-233396), as amended (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”) covering the resale by certain selling stockholders of up to 980,557,497 shares of the Company’s common stock, $0.01 par value (the “Common Stock”), following issuance thereof upon the conversion of certain shares of Series E Convertible Preferred Stock and Series E-1 Convertible Preferred Stock (the “Conversion Shares”) and the exercise of certain Series E Warrants and Series E-1 Warrants (the “Warrant Shares”) to the preferred stockholders and warrantholders thereof, all as more fully described in the Registration Statement.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K (12 C.F.R. § 229.601(b)(5)) under the Securities Act and no opinion is expressed as to the contents of the Registration Statement.

BOSTON HARTFORD STAMFORD NEW YORK NEWARK EAST BRUNSWICK PHILADELPHIA WILMINGTON WASHINGTON, DC	In connection with this opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the base prospectus contained therein and all exhibits thereto, (ii) the Company’s certificate of incorporation, as amended and corrected, and including the Certificate of Designations of the Preferences, Rights and Limitations of each of the Series E Convertible Preferred Stock and the Series E-1 Convertible Preferred Stock, as in effect on the date hereof; (iii) the Company’s by-laws as in effect on the date hereof, (iv) the Series E Warrants and the Series E-1 Warrants, (v) certain resolutions adopted by the Board of Directors of the Company with respect to the issuance of the shares of Series E Convertible Preferred Stock, the issuance of the shares of Series E-1 Convertible Preferred Stock, the issuance of the Series E Warrants, the issuance of the Series E-1 Warrants and the issuance of the Conversion Shares and the Warrant Shares and (vi) such other documents, records and other instruments and certificates of public officials and of officers or other representatives of the Company as we have deemed appropriate for the purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

November 1, 2019

Based upon, subject to and limited by, the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that (i) the Conversion Shares have been duly authorized for issuance and, when issued in accordance with the provisions of the Company’s certificate of incorporation, as amended and corrected, including Certificates of Designation, and the conversion rights set forth therein, respectively, the Conversion Shares will be validly issued, fully paid and non-assessable; and (ii) the Warrant shares have been duly authorized for issuance and when issued and paid for in accordance with the provisions of the applicable Series E Warrants and Series E-1 Warrants, as applicable, including the payment of the exercise price therefor, the Warrant Shares will be validly issued, fully paid and non-assessable.

We do not express any opinion with respect to the laws of any jurisdiction other than (i) the Delaware General Corporation Law, as amended, and (ii) the laws of the State of New York. We do not express any opinion with respect to the laws of any jurisdiction other than Delaware and New York. As used herein, the terms Delaware General Corporation Law and New York law include the statutory provisions, all applicable provisions of the Constitutions of such States and reported judicial decisions interpreting these laws.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. We further consent to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

This opinion is rendered as of the date first written above and we disclaim any obligation to advise of any facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion as to any other matters relating to the Company, the shares of Series E Convertible Preferred Stock, the shares of Series E-1 Convertible Preferred Stock, the Series E Warrants, the Series E-1 Warrants, the Conversion Shares or the Warrant Shares and no opinion may be implied or inferred beyond the opinion expressly stated herein.

Very truly yours,

/s/ McCarter & English, LLP

MCCARTER & ENGLISH, LLP